PRESS RELEASE

FOR IMMEDIATE RELEASE                                            August 18, 1999

Contact: Donald C. Fleming                           Ira Hoberman
         Senior Vice President                       President and CEO
         Staten Island Savings Bank                  First State Bank
         (718) 447-7900 ext. 509                     (732) 367-8000



    ANNOUNCEMENT: STATEN ISLAND BANCORP, INC. TO ACQUIRE FIRST STATE BANCORP

         Staten Island, New York--August 18, 1999 - Staten Island Bancorp, Inc. (NYSE: "SIB"), the holding company for Staten Island Savings Bank, and First State Bancorp (OTC: "FBHW"), the holding company for First State Bank, announced today the execution of a definitive agreement under the terms of which SIB will acquire First State Bancorp (FSB) and First State Bank , with headquarters in Monmouth County, New Jersey. At June 30, 1999, First State Bank had consolidated total assets of $358.6 million, deposits of $315.6 million and shareholders' equity of $40.3 million.

         Under the terms of the agreement, SIB will acquire FSB for $84 million in cash. The closing of the transaction is contingent upon, among other things, appropriate regulatory approvals, as well as approval of FSB's shareholders.

         Harry P. Doherty, Chairman and CEO of Staten Island Bancorp, Inc. said, "the acquisition of First State Bank represents Staten Island Savings Bank's first expansion of our branch banking operation into the State of New Jersey. It also expands our presence in New Jersey which began with our purchase of Ivy Mortgage Corp. in November 1998, which has offices throughout the state."

         He continued, "we believe the Monmouth and Ocean County markets represent significant growth potential for us. We look forward to providing these communities with the same high level of personal service they currently enjoy from FSB, plus the much broader range of consumer and business services available at Staten Island Savings Bank. We anticipate the introduction to First State customers of ATMs, debit cards, on-line banking and a broader range of residential mortgage and commercial and small business loans, as well as trust services shortly after the transaction is consummated".

         After the acquisition, First State will continue to operate under the name "First State, a division of Staten Island Savings Bank." "We understand that one of the key factors in operating a successful community bank franchise is retaining local staff and local decision making," Doherty said.

         Ira Hoberman, First State's President and CEO, will become president of the new division. "We are excited about joining a successful community bank who shares in First State's community-oriented values. We believe our customers and communities will benefit from the broader product line and greater resources available at Staten Island Savings Bank," stated Mr. Hoberman.

         The acquisition of First State is SIB's first as a public company. Doherty added, "we anticipate the transaction being accretive to cash earnings in the first full year. This is based on anticipated cost saves through the elimination of duplicate operating departments, and earnings enhancements that are expected to occur through the gradual replacement of FSB's securities portfolio with our loan production capabilities."

         First State Bank, a FDIC insured state-chartered commercial bank, currently operates four branches in northern Ocean County and two in Monmouth County, New Jersey. FSB is also in the process of opening two new branches, one in Ocean County and one in Monmouth County.

         SIB currently has total assets of $4.1 billion. Upon consummation of the proposed transaction SIB's total assets are expected to increase to $4.5 billion. The transaction is expected to close in the first quarter of 2000.

         SIB plans an analyst conference call for August 19, 1999 at 2:30 P.M. EDT to present the strategic rational and financial implications of the acquisition. The telephone number to call is 1-800-967-7140, confirmation code # 760193. Information to be provided to analysts in connection with such call is contained in an exhibit attached to SIB's Current Report on Form 8-K to be filed with the Securities and Exchange Commission on August 19,1999.

         This press release contains forward looking statements with respect to financial condition, results of operations and business of Staten Island Bancorp, Inc. following the consummation of the acquisition that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the possibility that anticipated cost savings and revenue enhancements might not be realized and that adverse economic conditions or an adverse interest rate environment could develop.

         Staten Island Bancorp, Inc. is the holding company for Staten Island Savings Bank. The Bank was chartered in 1864 and operates sixteen full-service branches and three limited-service branches on Staten Island and one full-service branch in Bay Ridge, Brooklyn. The Bank also provides trust services and savings bank life insurance. The Company also owns SIB Mortgage Corp. (a wholly owned subsidiary of Staten Island Savings Bank) which operates under the name of "Ivy Mortgage" and is based in Branchburg, NJ and has offices in 22 states.